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                                                                   EXHIBIT 10.24





                                 April 10, 1992




Mr. Roberto Muller
185 Heathcote Road
Scarsdale, NY  10583

Dear Roberto:

        This letter will evidence the agreement between you and Reebok International Ltd. ("Reebok" or the "Company") relating to your employment by Reebok. Our agreement is as follows:

        1. Your Position; Duties and Responsibilities. Your initial assignment will be as President of the Reebok Sports Division, reporting to John H. Duerden, President and CEO, Reebok Brands Division Worldwide. In such assignment, you will be responsible for the operations of the Reebok Sports Division as they may be constituted from time to time, operating within corporate policies, guidelines and strategies, and agreed budgets and capital authorization levels. Although your responsibilities as of the date of this letter are as described above, you should understand that changes may occur which result in some operations being removed and/or some being added to your responsibility.

        You will devote your full business time and your best efforts to the businesses of the Reebok Brands Division Worldwide and will perform the duties required by your position and such other duties as may be specified from time to time. You agree to comply in all material respects with Company policies as in effect from time to time.

        You shall not be prevented from accepting positions of responsibility in outside business and charitable organizations, such as directorships of outside business corporations and public charities, subject to the limit that such activities shall not interfere with your discharge of your responsibilities to Reebok hereunder and shall not include any involvement with any competing enterprise. Whether or not such activities interfere with your work will be in the sole judgment of the Company's Chief Executive Officer.





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Mr. Roberto Muller
April 10, 1992
Page Two

   2. Base Salary. Your initial base salary shall be at the annual rate of $335,000, payable in accordance with Reebok's normal pay practices.

   3. Annual Incentive Compensation. You will be entitled to annual incentive compensation of up to 50% of your base salary based on achievement of financial and management performance goals. In the event of any disagreement concerning whether such goals have been achieved or over-achieved and/or the percentage bonus to be awarded, the decision of the Company's Chief Executive Officer shall be final.

   4. Stock Options. You have been granted options to acquire the following shares of Reebok Common Stock under the Company's 1985 Stock Option Plan, at the prices indicated below, such options to become exercisable and to expire on the dates indicated below:


DATE OF       OPTIONS                 DATE FIRST                        EXERCISE                   EXPIRATION
 GRANT        GRANTED                 EXERCISABLE                         PRICE                       DATE
- -------       -------                 -----------                       --------                   ----------
2/11/92       100,000                 40,000 - 2/11/94                  $37.49/share               2/11/02
                                      20,000 - 2/11/95                  $38.99/share
                                      20,000 - 2/11/96                  $39.77/share
                                      20,000 - 2/11/97                  $39.77/share


   5. Fringe Benefits. You will have the opportunity to participate in Reebok's normal fringe benefits programs for executives at similar levels, including a car allowance of $1,000 per month.

   6. Housing Allowance. If you continue to maintain a residence in New York, you will receive a housing allowance of up to $2,500 per month (upon presentation of satisfactory written documentation) for a period of up to two (2) years ending on February 10, 1994.

   7. Transportation Allowance. We will reimburse you for the reasonable costs of air transportation and related ground transportation to and from your home in New York for a period of up to two (2) years ending on February 10, 1994.

   8. Moving Expenses. Moving expenses, if any, will be covered based on the standard Reebok Brands Division policy on moving expense reimbursement.

   9. Confidentiality and Non-Competition. You agree that during the term of this Agreement and thereafter you will maintain the confidentiality of all confidential information learned by you while at Reebok. You further agree that during the period of your employment by Reebok and for a period of one year thereafter you will not accept any





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Mr. Roberto Muller
April 10, 1992
Page Three


position with any organization which competes anywhere in the world where Reebok products are sold, with any business or product line of the Reebok Brands Division Worldwide or with other businesses of Reebok as it shall be constituted at the time of your termination, whether as officer, director, employee, agent, consultant, partner, shareholder or otherwise. You further agree that during the Non-Competition Period, you will not, and will not assist anyone else to: (a) hire any employee of Reebok or any of its affiliates; (b) seek to persuade any employee of Reebok or any of its affiliates to discontinue his/her employment; or (c) seek to persuade any independent contractor to discontinue his/her relationship with Reebok or any of its affiliates. You acknowledge and agree that, because the legal remedies of the Company would be inadequate in the event of your breach of, or other failure to perform, any of your obligations set forth in this Section, the Company may, in addition to obtaining any other remedy or relief available to it (including without limitation damages at law), enforce the provisions of this Section by injunction and other equitable remedies. You agree that the provisions with respect to duration and geographic scope and product scope of the restrictions set forth in this Section are reasonable to protect the legitimate interests of the Company and the good will of the Company. The provisions of this Section will continue to apply after termination of this Agreement or your employment by the Company.

   10. Severance Benefits in Event of Termination. During the period beginning February 12, 1993 and ending February 11, 1995, you will be entitled to continuation of your base salary for a period of one year, if you have sold your entire interest in Phoenix Integrated, Inc. and if you leave the Company due to a working environment that you reasonably believe is uncomfortable. If you choose to leave the Company for any other reason or during any other time period for any reason, or prior to the sale of your entire interest in Phoenix, you will be entitled to no severance payments.

   During the period beginning on February 12, 1992 and ending on February 11, 1994, you will be entitled to continuation of your base salary for a period of three (3) years, if you have sold your entire interest in Phoenix Integrated, Inc. and if the Company terminates your employment for reasons other than "cause" as defined below. If you are terminated for reasons other than "cause" prior to the sale of your entire interest in Phoenix, or during any other time period, you will be entitled to severance payments based on the Company's normal severance policy at such time. If you are terminated for "cause" at any time, you shall be entitled to no severance payments. "Cause" shall mean:





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Roberto Muller, Esq.
April 10, 1992
Page Four

   (a)  your conviction of a felony or a misdemeanor involving moral turpitude;

   (b) any conduct on your part involving fraud, or gross misconduct, or other action which could reasonably tend to bring the Company or you into disrepute in the community; or

   (c) your refusal to perform duties assigned in accordance with the terms of this agreement, failure to act in good faith in the performance of your employment duties, or any material violation of Company rules, regulations or policy.

Notwithstanding the foregoing, if the Company terminates your employment because of action on your part that the Company's Chief Executive Officer reasonably believes is disruptive to the Reebok organization or culture during the period beginning February 12, 1992 and ending on February 11, 1994, you will be entitled to continuation of your base salary for a period of one and one-half years.

   The severance benefits provided pursuant to this Section 10 describe all severance benefits available to you in the event of your termination and are contingent upon your executing a release of claims against the Company in form satisfactory to Company counsel.

   11. Phoenix Integrated, Inc. You agree to sell your entire interest in Phoenix Integrated, Inc. ("Phoenix") to an unrelated third party (i.e., not a relative) by no later than December 31, 1992, and agree not to retain any right to repurchase any interest in Phoenix. Upon completion of the sale, you agree to submit to the Company's Vice President and General Counsel complete documentation relating to the sale of your interest. The date by which your sale must be completed may be extended by Reebok, in Reebok's sole discretion, if you have acted diligently and in good faith to pursue such a sale. If you fail to sell your entire interest by such date (as it may have been extended), Reebok may terminate your employment at any time thereafter without notice and with no obligations to you to pay severance benefits pursuant to Section 10 above or otherwise. In any event, options to purchase Reebok Common Stock as set forth in Section 4 above will not become exercisable for so long as you retain any interest in Phoenix.

   You hereby represent that except for your partial ownership interest in Phoenix, you have no current financial interest in any other business that competes anywhere in the world where Reebok products are sold with any business or product line of the Reebok Brands Division Worldwide or with any other business now owned by the Company.





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Mr. Roberto Muller
April 10, 1992
Page Five


   During the period prior to completion of your sale of your entire interest in Phoenix, you recognize that there is a potential conflict of interest. As a result, you have agreed as follows:

   (a) You will not have any involvement with Phoenix except for efforts to effect a sale of your interest.

   (b) You will conduct your business activities solely to benefit Reebok and without regard to Phoenix.

   (c) If there is any actual or potential conflict of interest, or the appearance of such a conflict of interest, you will immediately notify the Company's Vice President and General Counsel, whose decision regarding the appropriate action shall be final.

   12.  Miscellaneous.

   (a) Successors, Assigns, Amendment, etc. This Agreement shall be binding upon and shall inure to the benefit of Reebok and its successors and assigns. This Agreement shall be binding upon you and shall inure to the benefit of your heirs, executors, administrators and legal representatives, but shall not be assignable by you. This Agreement may be amended or altered only by the written agreement of Reebok and you.

   (b) Notice. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be hand delivered or mailed by certified mail, postage prepaid, addressed as follows: If to Reebok to it at 100 Technology Center Drive, Stoughton, MA 02072, Attn. Vice President and General Counsel, or to such other address as may have been furnished to you in writing as herein provided; or, if to you, to you at the address set forth above, or to such other address as may have been furnished to Reebok by you as herein provided in writing. Any notice or other communication so addressed and so mailed shall be deemed to have been given three days after said mailing.

   (c) Applicable Law. This Agreement has been executed and delivered by both parties in the Commonwealth of Massachusetts and shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts.

   (d) Severability. Each provision of this Agreement, including without limitation the provisions of Section 9, is severable from the others, and if any provision hereof shall be to any extent unenforceable, it and the other provisions hereof shall continue to be enforceable to the full extent allowable by any court of competent jurisdiction, as if such offending provision had not been a part of this Agreement.





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Mr. Roberto Muller
April 10, 1992
Page Six

   (e) Reebok Employee Agreement. The standard Reebok Employee Agreement is attached hereto and is incorporated herein. In the event of any inconsistencies between this Agreement and the attached Reebok Employee Agreement, the terms of this Agreement shall govern.

   If you accept and agree to the foregoing, please signify by signing and returning a counterpart of this letter, whereupon this letter will become a binding agreement between you and the Company as of the date first above written.

                                         Very truly yours,

                                         REEBOK INTERNATIONAL LTD.



                                         By: /S/ JOHN H. DUERDEN
                                             John H. Duerden
                                             President & Chief Executive Officer
                                             Reebok Brands Division Worldwide

Accepted and agreed to:



/S/ ROBERTO MULLER
Roberto Muller